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Exhibit (11) - Statement Re:  Computation of Earnings Per Share

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COMPUTATION OF EARNINGS PER SHARE
Comerica Incorporated and Subsidiaries

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(In thousands, except per share data)

                                     Three Months Ended       Six Months Ended
                                           June 30                June 30
                                     -------------------    -------------------
                                        1995        1994        1995       1994
                                     --------   --------    --------   --------
Primary:
  Average shares outstanding          117,400    118,556     117,008    116,574
  Common stock equivalent:
    Net effect of the assumed
      exercise of stock options         1,038        974         857        923
                                     --------   --------    --------   --------
    Primary average shares            118,438    119,530     117,865    117,497
                                     ========   ========    ========   ========

Net income                           $101,532   $ 99,178    $201,554   $190,041
                                     --------   --------    --------   --------

Primary net income per share            $0.86      $0.83       $1.71      $1.62

Fully diluted:
  Average shares outstanding          117,400    118,556     117,008    116,574
  Common stock equivalent:
    Net effect of the assumed
      exercise of stock options         1,237        975       1,176        947
                                     --------   --------    --------   --------
    Fully diluted average shares      118,637    119,531     118,184    117,521
                                     ========   ========    ========   ========

Net income                           $101,532   $ 99,178    $201,554   $190,041
                                     --------   --------    --------   --------
Fully diluted net income
  per share                             $0.86      $0.83       $1.71      $1.62

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